Exhibit 99.1
Cypress Bioscience Confirms Receipt of Unsolicited Proposal From Ramius LLC
- Advises Stockholders to Take No Action at this Time -
San Diego, California, July 19, 2010 — Cypress Bioscience, Inc. (Nasdaq: CYPB) today confirmed that it has received an unsolicited proposal from Ramius LLC (“Ramius”) to acquire the Company for $4.00 per share in cash. Cypress’s Board of Directors will review the proposal with its financial and legal advisors. Cypress’s stockholders are advised to take no action at this time.
About Cypress Bioscience
Cypress Bioscience, Inc develops and commercializes therapeutics and personalized medicine services to facilitate improved and individualized patient care. Cypress’ goal is to address the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and central nervous system disorders, including challenging disorders such as fibromyalgia, rheumatoid arthritis, lupus and, with the license agreement with BioLineRx, schizophrenia. Current marketed products include Savella® (milnacipran HCI) and the Avise PGSM and Avise MCVSM therapeutic monitoring, diagnostic and prognostic testing services for rheumatoid arthritis. Development stage products include, with the license agreement with BioLineRx, CYP-1020 for schizophrenia, as well as AVISE-SLESM, a lupus diagnostic testing service.
For more information about Cypress, please visit www.cypressbio.com.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:

Mary Gieson, Investor Relations	Kathy Nugent
Cypress Bioscience, Inc.	Burns McClellan
(858) 452-2323	(205) 401-0260
mgieson@cypressbio.com	knugent@burnsmc.com